Children's Broadcasting Corporation
724 First Street North, 4th Floor
Minneapolis, Minnesota 55401

Gentlemen:

We consent to the reference to our firm under the caption "Experts" and to the use of our reports for the two years ended December 31, 1994 and 1995, and the three months ended March 31, 1996, with respect to the financial statements of Radio Elizabeth, Inc. incorporated by reference in the Registration Statement (Form S-3) and related Propsectus of Children's Broadcasting Corporation for the registration of shares of its common stock.


/s/ SMOLIN, LUPIN & CO., P.A.


West Orange, New Jersey
June 20, 1996